Exhibit 99.1

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in Amendment No. 1 to the Registration Statement (the “Registration Statement”) of ConocoPhillips on Form S-4 and in the related proxy statement/prospectus, which is part of the Registration Statement, of our written opinion dated May 28, 2024, appearing as Annex B to such proxy statement/prospectus, and to the description of such opinion and to the references thereto and to our name contained therein under the headings “Summary—Opinion of Morgan Stanley, Marathon Oil’s Financial Advisor,” “The Merger— Recommendation of the Marathon Oil Board of Directors and Reasons for the Merger,” “The Merger— Opinion of Morgan Stanley, Marathon Oil’s Financial Advisor,” “The Merger— Marathon Oil Unaudited Forecasted Financial Information,” and “The Merger Agreement—Representations and Warranties.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Lily Mahdavi
Lily Mahdavi
Managing Director

New York, New York

July 17, 2024